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EXHIBIT 11 -- STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES


The following tabulation presents the calculation of primary and fully diluted earnings per common share for the three-month periods ended March 31, 1995 and 1994.


                                                                                       Three Months Ended
                                                                                            March 31,
                                                                                 ------------------------------
                                                                                       1995             1994
                                                                                 -------------    -------------
Reported net income . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $     454,729    $     522,690

Earnings on common shares . . . . . . . . . . . . . . . . . . . . . . . . .      $     454,729    $     522,690
                                                                                 =============    =============

Weighted average common shares outstanding  . . . . . . . . . . . . . . . .          1,621,008        1,700,990
                                                                                 =============    =============


Earnings per common share - primary and fully diluted
  Income from continuing operations . . . . . . . . . . . . . . . . . . . .      $         .28    $         .31
                                                                                 =============    =============

  Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $         .28    $         .31
                                                                                 =============    =============